For immediate release
For more information, contact:
Janice Aston White, 713-307-8780
Endeavour agrees to acquire
UK producing assets
Houston, TX — May 26, 2006 — Endeavour International Corporation (Amex: END) today announced that its subsidiary, Endeavour Energy UK Limited, has entered into an agreement with a subsidiary of Talisman Energy Inc. to purchase all shares of Talisman Expro Limited for US $414 million. Four producing asset areas in the Central North Sea section of the United Kingdom Continental Shelf are included in the transaction. Current net production from this asset group is approximately 9,200 barrels of oil equivalent per day. Endeavour estimates proven and probable reserves as of December 31, 2005 at 18 million barrels of oil equivalent.
“This is a transforming acquisition for Endeavour and represents a major milestone in executing the North Sea strategy we embarked upon two years ago,” said William L. Transier, co-chief executive officer. “With the acquisition, we will add a position in three high quality oil and gas fields and one mature multi-field complex where we have identified several satellite exploration opportunities from our extensive regional seismic data base. Production and cash flow from these assets combined with our longer term rig and drilling services commitments provide a strong platform for Endeavour to conduct an active exploratory campaign and confidently pursue resulting development programs.”
The producing assets to be purchased include the following net interests:
Goldeneye — 7.5%
Bittern — 2.422%
Alba — 2.25%
Caledonia — 2.83%
Ivanhoe Rob Roy/Hamish — 23.455%
Renee — 77.5%
Rubie — 40.780%
In addition, a number of other non-producing assets are included, notably a 55.62% interest in the Rochelle discovery.
Endeavour expects to close this transaction before the end of the year with a January 1, 2006 effective date. The purchase is subject to approval of governmental regulatory authorities and third party consents. Financing commitments have been obtained for the entire purchase price. On a pro-forma basis, the company expects this transaction to be accretive to discretionary cash flow per share.

Conference Call Today, Friday, May 26, 2006 at 10:00 A.M. CDST (11:00 A.M. EDST)
Endeavour will host an analyst conference call today, Friday, May 26 at 10:00 a.m. Central Daylight Saving Time (11:00 a.m. Eastern Daylight Saving Time) to discuss the acquisition of the UK producing assets. To participate and ask questions during the conference call, dial toll free 1-800-289-0508 (U.S.) or 913-981-5550 (international), pass code: 6516494. To listen only to the live audio web cast via the Internet access Endeavour’s Internet home page at www.endeavourcorp.com.
A replay will be available beginning at 12:00 p.m. Central Daylight Saving Time on May 26 through 12:00 p.m. Central Daylight Standard Time on June 2, by dialing toll free 1-888-203-1112 (U.S.) or 719- 457-0820, pass code: 6516494
Endeavour International Corporation is an oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea. For more information, visit www.endeavourcorp.com.
Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.
The Securities and Exchange Commission has generally permitted oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use the term “probable” for reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines may prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved reserves and accordingly are subject to substantially greater risk of being actually realized by the company.